As filed with the Securities and Exchange Commission on October 18, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

PLANAR SYSTEMS, INC.

(Exact name of registrant as specified in charter)

Oregon	93-0835396
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

1195 N.W. Compton Drive, Beaverton, Oregon 97006; (503) 748-1100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Clarity Visual Systems, Inc. 1995 Stock Incentive Plan

(as assumed by Planar Systems, Inc.)

(Full title of the Plan)

Clarity Visual Systems, Inc. Non-Qualified Stock Option Plan

(as assumed by Planar Systems, Inc.)

(Full title of the Plan)

Gerald K. Perkel

President and Chief Executive Officer

Planar Systems, Inc.

1195 N.W. Compton Drive, Beaverton, Oregon 97006

(503) 748-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Gregory E. Struxness, Esq.

Ater Wynne LLP

222 S.W. Columbia, Suite 1800

Portland, Oregon 97201

(503) 226-1191

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value per share (3)	282,127 shares	(4)	$11.84	$3,340,384	$357
Common Stock, no par value per share (3)	919,949 shares	(5)	$5.69	$5,234,510	$560
Common stock, no par value per share (3)	27,984 shares	(6)	$0.11	$3,078	$1

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Clarity Visual Systems, Inc. 1995 Stock Incentive Plan or the Clarity Visual Systems, Inc. Non-Qualified Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock. For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been broken down into three lines.
(2)	Offering prices are estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h). The offering prices of common stock issuable upon the exercise of stock options that have not been granted as of the date of this Registration Statement are computed based on the average high and low sales prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on October 16, 2006. The offering prices of common stock issuable upon the exercise of stock options that are outstanding as of the date of this Registration Statement are computed based on the weighted average exercise price (rounded to the nearest cent) of the outstanding options.
(3)	Including associated Preferred Stock Purchase Rights. Prior to the occurrence of certain events, the Preferred Stock Purchase Rights will not be evidenced or traded separately from the common stock.
(4)	Represents shares of common stock issuable upon exercise of options that have not yet been granted as of the date of this Registration Statement under the Clarity Visual Systems, Inc. 1995 Stock Incentive Plan and the Clarity Visual Systems, Inc. Non-Qualified Stock Option Plan.
(5)	Represents shares of common stock issuable upon exercise of outstanding options under the Clarity Visual Systems, Inc. 1995 Stock Incentive Plan as of the date of this Registration Statement.
(6)	Represents shares of common stock issuable upon exercise of outstanding options under the Clarity Visual Systems, Inc. Non-Qualified Stock Option Plan as of the date of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents are incorporated by reference into this Registration Statement:

(a) Planar’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005 filed with the Securities and Exchange Commission (the “SEC”) on December 14, 2005, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b) Planar’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2005, March 31, 2006, and June 30, 2006, filed with the SEC on February 8, 2005, May 10, 2006, and August 9, 2006, respectively.

(c) Planar’s Amendment No. 1 and Amendment No. 2 to Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, filed with the SEC on April 24, 2006 and May 3, 2006, respectively.

(d) Planar’s Current Reports on Form 8-K filed with the SEC on October 28, 2005, November 29, 2005, January 6, 2006, February 9, 2006, July 19, 2006, July 20, 2006, July 21, 2006, August 9, 2006, and September 14, 2006.

(e) The description of Planar’s common stock, which is contained in a Registration Statement on Form 8-A filed with the SEC on December 6, 1993.

(f) The description of Planar’s Series D Junior Participating Preferred Stock contained in the Registration Statement on Form 8-A filed with the SEC on February 9, 2006.

In addition, all documents subsequently filed by Planar pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

As an Oregon corporation, Planar is subject to the Oregon Business Corporation Act (“OBCA”) and the exculpation from liability and indemnification provisions contained therein. Pursuant to Section 60.047(2)(d) of the OBCA, Article IX of Planar’s Second Restated Articles of Incorporation (the “Articles”) eliminates the personal liability of Planar’s directors to Planar or its shareholders, except for any liability related to breach of the duty of loyalty, actions not in good faith and certain other liabilities. The Articles require Planar to indemnify its directors and officers to the fullest extent not prohibited by law.

Section 60.387, et seq., of the OBCA allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation’s best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under the OBCA, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation in which the director or officer was adjudged liable to the corporation, but may indemnify against the reasonable expenses associated with such claims. Corporations may not indemnify against breaches of the duty of loyalty. The OBCA mandates indemnification against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances whether or not the director or officer met the good faith and reasonable belief standards of conduct set out in the statute.

The OBCA also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation’s articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Number	Description
5.1	Opinion of Ater Wynne LLP as to the legality of the securities being registered

23.1	Consent of Ater Wynne LLP (included in legal opinion filed as Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Powers of Attorney (included in signature page in Part II of the Registration Statement)

99.1	Clarity Visual Systems, Inc. 1995 Stock Incentive Plan

99.2	Clarity Visual Systems, Inc. Non-Qualified Stock Option Plan

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) The undersigned Registrant hereby undertakes that, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such a director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto authorized, in the City of Beaverton, State of Oregon, on October 17, 2006.

PLANAR SYSTEMS, INC.

By:	/s/ Gerald K. Perkel
Gerald K. Perkel
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gerald K. Perkel and Scott Hildebrandt, and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Witness our hands on the date set forth below.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of October 17, 2006.

/s/ Gerald K. Perkel Gerald K. Perkel	President and Chief Executive Officer (Principal Executive Officer)

/s/ Scott Hildebrandt Scott Hildebrandt	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Gregory H. Turnbull Gregory H. Turnbull	Chairman of the Board

/s/ Carl W. Neun Carl W. Neun	Director

/s/ Walter W. Noce, Jr. Walter W. Noce, Jr.	Director

Heinrich Stenger	Director

/s/ E. Kay Stepp E. Kay Stepp	Director

William D. Walker	Director

/s/ Steven E. Wynne Steven E. Wynne	Director

INDEX TO EXHIBITS

Exhibit Number	Exhibit
5.1	Opinion of Ater Wynne LLP as to the legality of the securities being registered

23.1	Consent of Ater Wynne LLP (included in legal opinion filed as Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Powers of Attorney (included in signature page in Part II of the Registration Statement)

99.1	Clarity Visual Systems, Inc. 1995 Stock Incentive Plan

99.2	Clarity Visual Systems, Inc. Non-Qualified Stock Option Plan